Exhibit 8.1

List of our subsidiaries.

(i)

Verde Resources Corporation, incorporated in Arizona;

(ii)

Aero Energy, LLC, organized in California;

(iii)

Eastern Wind Power Inc., incorporated in New Brunswick, Canada (inactive);

(iv)

Mesa Wind Power Corporation, incorporated in Colorado; and

(v)

Western Solargenics, Inc., incorporated in British Columbia, Canada